Filed Pursuant to Rule 424(b)(2)

Registration No. 333-216286

Pricing Supplement dated February 14, 2018 (To Prospectus Supplement dated March 28, 2017 and Prospectus dated March 28, 2017)

Canadian Imperial Bank of Commerce

Senior Global Medium-Term Notes (Structured Notes)

$1,566,000 Contingent Coupon Autocallable Notes Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the NASDAQ 100 Index® due August 19, 2019

We, Canadian Imperial Bank of Commerce (the “Bank,” the “Issuer” or “CIBC”), are offering $1,566,000 aggregate principal amount of our Contingent Coupon Autocallable Notes Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the NASDAQ 100 Index® due August 19, 2019 (CUSIP 13605WJQ5 / ISIN US13605WJQ50) (the “Notes”). The Notes are senior unsecured debt securities of CIBC that do not pay interest at a specified rate, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described in this pricing supplement. Whether the Notes pay a quarterly contingent coupon, whether the Notes are automatically called prior to maturity and, if they are not automatically called, whether you are repaid the principal amount of your Notes at maturity will depend in each case upon the Closing Level of the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the NASDAQ 100 Index® (each a “Reference Asset” and together the “Reference Assets”) on the relevant Valuation Date. The Lowest Performing Reference Asset on any Valuation Date is the Reference Asset that has the lowest Closing Level on that Valuation Date as a percentage of its Initial Level.

The Notes provide quarterly Contingent Coupon Payments at a rate of 2.00% (8.00% per annum) until the earlier of maturity or automatic call if, and only if, the Closing Level of the Lowest Performing Reference Asset on the applicable quarterly Valuation Date is greater than or equal to its Coupon Barrier Level. However, if the Closing Level of the Lowest Performing Reference Asset on a Valuation Date is less than its Coupon Barrier Level, you will not receive any Contingent Coupon Payment for the relevant quarterly period. If the Closing Level of the Lowest Performing Reference Asset is less than its Coupon Barrier Level on every Valuation Date, you will not receive any Contingent Coupon Payments throughout the entire term of the Notes.

If the Notes have not been previously called, the amount that you will be paid on your Notes at maturity will depend on the performance of the Reference Assets and will be calculated as follows:

•                   If the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is greater than or equal to its Initial Level:  (i) the Principal Amount plus (ii) the Contingent Coupon Payment for the Maturity Date.

•                   If the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is less than its Initial Level but greater than or equal to its Principal Barrier Level:

o                 If a Trigger Event has not occurred: (i) the Principal Amount plus (ii) the Contingent Coupon Payment for the Maturity Date.

o                 If a Trigger Event has occurred:  (i) the Principal Amount + (the Principal Amount multiplied by the Percentage Change) plus (ii) the Contingent Coupon Payment for the Maturity Date.

•                   If the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is less than its Principal Barrier Level: (i) the Principal Amount plus (ii) the Principal Amount multiplied by the Percentage Change.

A “Trigger Event” is deemed to have occurred if, on any Trading Day during the Monitoring Period, the Closing Level of any Reference Asset is less than its Principal Barrier Level. The “Monitoring Period” is the period from but excluding the Trade Date to and including the Final Valuation Date.

If the Closing Level of the Lowest Performing Reference Asset on any quarterly Valuation Date other than the Final Valuation Date is greater than or equal to its Initial Level, we will automatically call the Notes and pay you on the applicable Call Payment Date your initial investment of $1,000 per Note plus the applicable Contingent Coupon Payment for that Valuation Date and no further amounts will be owed to you. If, as of the Maturity Date, the Notes have not been called, investors may have downside market exposure to the Reference Assets, subject to any return previously realized in the form of Contingent Coupon Payments. Your return on the Notes will depend on the performance of the Reference Asset that is the Lowest Performing Reference Asset on each Valuation Date. You will not benefit in any way from the performance of the better performing Reference Assets. Therefore, you will be adversely affected if any Reference Asset performs poorly, even if the other Reference Assets perform favorably. Furthermore, you will not participate in any appreciation of any of the Reference Assets.

The Notes will be issued in the denomination of $1,000 and integral multiples of $1,000 in excess thereof.

The Notes are a new issue of securities with no established trading market. We do not intend to list the Notes on any securities exchange or automated quotation system.

The Notes are unsecured obligations of CIBC and all payments on the Notes are subject to the credit risk of CIBC. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction.

Neither the Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these Notes or determined if this pricing supplement or the accompanying Prospectus Supplement and Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the Notes involves risks. See the “Additional Risk Factors” sections in this pricing supplement and the “Risk Factors” sections in the accompanying Prospectus Supplement and Prospectus.

CIBC World Markets Corp. or one of our other affiliates may use this pricing supplement in a market-making transaction in a Note after its initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

	Initial Issue Price(1)	Price to Public(1)	Agent’s Commission(2)	Proceeds to Issuer(2)
Per Note	$1,000	100%	2.00%	98.00%
Total	$1,566,000	$1,566,000	$31,320	$1,534,680

(1)          Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is $960.00 per Note. The estimated value is less than the initial issue price of the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

(2)          CIBC World Markets Corp. will receive commissions from the Issuer of up to 2.00% of the principal amount of the Notes, or up to $20.00 per $1,000 principal amount. CIBC World Markets Corp. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by CIBC World Markets Corp. will be equal to the selling concession paid to such dealers.

We will deliver the Notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about February 16, 2018 against payment in immediately available funds.

CIBC World Markets

ABOUT THIS PRICING SUPPLEMENT

You should read this pricing supplement together with the Prospectus dated March 28, 2017 (the “Prospectus”) and the Prospectus Supplement dated March 28, 2017 (the “Prospectus Supplement”), relating to our Senior Global Medium-Term Notes (Structured Notes), of which these Notes are a part, for additional information about the Notes. Information in this pricing supplement supersedes information in the Prospectus Supplement and Prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the Prospectus Supplement or the Prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement, the accompanying Prospectus Supplement and the accompanying Prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement, the accompanying Prospectus Supplement and the accompanying Prospectus, and in the documents referred to in this pricing supplement, the Prospectus Supplement and the Prospectus and which are made available to the public. We have not, and CIBC World Markets Corp. (“CIBCWM”) has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not, and CIBCWM is not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement, the accompanying Prospectus Supplement or the accompanying Prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement, nor the accompanying Prospectus Supplement, nor the accompanying Prospectus constitutes an offer, or an invitation on our behalf or on behalf of CIBCWM, to subscribe for and purchase any of the Notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the Prospectus Supplement and Prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•                  Prospectus Supplement dated March 28, 2017 and Prospectus dated March 28, 2017 filed with the SEC on March 28, 2017: https://www.sec.gov/Archives/edgar/data/1045520/000110465917019619/a17-8647_1424b3.htm

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SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the Prospectus Supplement dated March 28, 2017 and the Prospectus dated March 28, 2017, each filed with the SEC. See “About This Pricing Supplement” in this pricing supplement.

Issuer:	Canadian Imperial Bank of Commerce (the “Bank,” the “Issuer” or “CIBC”)

Type of Note:	Contingent Coupon Autocallable Notes Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the NASDAQ 100 Index® due August 19, 2019

Reference Assets:	The S&P 500® Index (ticker “SPX”); the Russell 2000® Index (ticker “RTY”); and the NASDAQ 100 Index® (ticker “NDX”)

CUSIP/ISIN:	CUSIP: 13605WJQ5 / ISIN: US13605WJQ50

Minimum Investment:	$1,000 (one Note)

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof.

Principal Amount:	$1,000 per Note

Aggregate Principal Amount of Notes:	$1,566,000

Currency:	U.S. Dollars

Trade Date:	February 14, 2018

Original Issue Date:	February 16, 2018, the 2nd scheduled Business Day after the Trade Date

Initial Level:

•                  With respect to the S&P 500® Index: 2,698.63, its Closing Level on the Trade Date.

•                  With respect to the Russell 2000® Index: 1,522.096, its Closing Level on the Trade Date.

•                  With respect to the NASDAQ 100 Index®: 6,675.032, its Closing Level on the Trade Date.

Contingent Coupon Payment:

On each Contingent Coupon Payment Date, you will receive payment at a per annum rate equal to the Contingent Coupon Rate (a “Contingent Coupon Payment”) if, and only if, the Closing Level of the Lowest Performing Reference Asset on the related Valuation Date is greater than or equal to its Coupon Barrier Level.

If the Closing Level of the Lowest Performing Reference Asset on the related Valuation Date is less than its Coupon Barrier Level, you will not receive any Contingent Coupon Payment on the related Contingent Coupon Payment Date. If the Closing Level of the Lowest Performing Reference Asset is less than its Coupon Barrier Level on all quarterly Valuation Dates, you will not receive any Contingent Coupon Payments over the term of the Notes.

Each quarterly Contingent Coupon Payment, if any, will be calculated per Note as follows: $1,000 × Contingent Coupon Rate × (90/360). Any Contingent Coupon Payments will be rounded to the nearest cent, with one-half cent rounded upward.

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Coupon Barrier Level:

The “Coupon Barrier Level” for each Reference Asset is:

•                  With respect to the S&P 500® Index: 1,889.041 (70% of its Initial Level).

•                  With respect to the Russell 2000® Index: 1,065.4672 (70% of its Initial Level).

•                  With respect to the NASDAQ 100 Index®: 4,672.5224 (70% of its Initial Level).

Contingent Coupon Payment Dates:

Each of May 17, 2018, August 17, 2018, November 19, 2018, February 20, 2019, May 17, 2019 and the Maturity Date (the Maturity Date being the Contingent Coupon Payment Date with respect to the Final Valuation Date) or, if such day is not a Business Day, the first following Business Day, unless the first following Business Day is in the next calendar month, in which case the Contingent Coupon Payment will be made on the first preceding Business Day.

The Contingent Coupon Payment Date will be postponed by the same number of Trading Days as the applicable Valuation Date if a Market Disruption Event occurs or is continuing as described below under “Certain Terms of the Notes—Market Disruption Events.” No interest will accrue as a result of a delayed payment.

Contingent Coupon Rate:	8.00% per annum (2.00% payable quarterly in arrears).

Valuation Dates:

A “Valuation Date” means the date three scheduled Trading Days prior to the related Contingent Coupon Payment Date. The Valuation Date immediately preceding the Maturity Date, which we refer to as the “Final Valuation Date,” shall be the third scheduled Trading Day prior to the Maturity Date.

The Valuation Dates may be delayed by the occurrence of a Market Disruption Event (as defined below). See “Certain Terms of the Notes—Market Disruption Events” in this pricing supplement.

Trading Day:	A “Trading Day” means a day on which the principal trading market for each of the Reference Assets is open for trading.

Lowest Performing Reference Asset:	On any Valuation Date, the “Lowest Performing Reference Asset” is the Reference Asset that has the lowest Closing Level on that date as a percentage of its Initial Level.

Call Feature:

If the Closing Level of the Lowest Performing Reference Asset on any Valuation Date other than the Final Valuation Date is greater than or equal to its Initial Level, we will automatically call the Notes and pay you on the applicable Call Payment Date your initial investment of $1,000.00 per Note plus the applicable Contingent Coupon Payment for that Valuation Date and no further amounts will be owed to you.

If the Notes are automatically called, they will cease to be outstanding on the related Call Payment Date and you will have no further rights under the Notes after such Call Payment Date. You will not receive any notice from us if the Notes are automatically called.

Call Payment Date:

A “Call Payment Date” means the Contingent Coupon Payment Date following the relevant Valuation Date.

The Call Payment Date will be postponed by the same number of Trading Days as the applicable Valuation Date if a Market Disruption Event occurs or is continuing as described below under “Certain Terms of the Notes—Market Disruption Events.” No interest will accrue as a result of a delayed payment.

Maturity Date:

August 19, 2019. The Maturity Date is subject to the Call Feature and may be postponed upon the occurrence of a Market Disruption Event as described below under “Certain Terms of the Notes—Market Disruption Events.”

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No interest will accrue as a result of a delayed payment.

Payment at Maturity:

If the Notes have not been previously called, the Payment at Maturity will be based on the performance of the Lowest Performing Reference Asset on the Final Valuation Date and whether a Trigger Event has a occurred.  The Payment at Maturity will be calculated as follows:

•                  If the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is greater than or equal to its Initial Level, then the Payment at Maturity will be calculated as follows:

Principal Amount + Contingent Coupon Payment for the Maturity Date

•                  If the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is lower than its Initial Level but greater than or equal to its Principal Barrier Level, then the Payment at Maturity will be calculated as follows:

o                If a Trigger Event has not occurred:

Principal Amount + Contingent Coupon Payment for the Maturity Date

o                If a Trigger Event has occurred:

Principal Amount + (Principal Amount × Percentage Change) + Contingent Coupon Payment for the Maturity Date

•                  If the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is less than its Principal Barrier Level, then the Payment at Maturity will equal:

Principal Amount + (Principal Amount × Percentage Change)

If the Final Level of the Lowest Performing Reference Asset is less than the Principal Barrier Level you will, or if a Trigger Event occurs you could, suffer a loss of a portion of the Principal Amount in an amount equal to the Percentage Change. Accordingly, you could lose up to 100% of your initial investment, subject to any return realized in the form of Contingent Coupon Payments, if any.

Final Level:	The “Final Level” of each Reference Asset will be the Closing Level of such Reference Asset on the Final Valuation Date.

Closing Level:

For any date of determination, the “Closing Level” of each Reference Asset will be the closing level of such Reference Asset published on the applicable Bloomberg page or any successor page on Bloomberg or any successor service, as applicable. In certain special circumstances, the Closing Level will be determined by the Calculation Agent, in its discretion, and such determinations will, under certain circumstances, be confirmed by an independent calculation expert. See “Certain Terms of the Notes—Market Disruption Events,” “Certain Terms of the Notes—Adjustments to a Reference Asset,” and “Certain Terms of the Notes—Discontinuance of a Reference Asset,” and “Certain Terms of the Notes —Appointment of Independent Calculation Experts” in this pricing supplement.

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The applicable Bloomberg pages for the Reference Assets as of the date of this pricing supplement are: • SPX <Index>; • RTY <Index>; and • NDX <Index>.

Trigger Event:	A “Trigger Event” is deemed to have occurred if, on any Trading Day during the Monitoring Period, the Closing Level of any Reference Asset is less than its Principal Barrier Level.

Monitoring Period:	The “Monitoring Period” is the period from but excluding the Trade Date to and including the Final Valuation Date.

Percentage Change:

The “Percentage Change,” expressed as a percentage, with respect to the Payment at Maturity, is calculated as follows for the Lowest Performing Reference Asset:

Final Level – Initial Level

Initial Level

For the avoidance of doubt, the Percentage Change may be a negative value.

Principal Barrier Level:

The “Principal Barrier Level” for each Reference Asset is:

•                  With respect to the S&P 500® Index: 1,889.041 (70% of its Initial Level).

•                  With respect to the Russell 2000® Index: 1,065.4672 (70% of its Initial Level).

•                  With respect to the NASDAQ 100 Index®: 4,672.5224 (70% of its Initial Level).

Principal at Risk:

You may lose all or a substantial portion of your initial investment at maturity if the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is below its Principal Barrier Level or if a Trigger Event has occurred and the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is below its Initial Level.

Calculation Agent:

Canadian Imperial Bank of Commerce. We may appoint a different Calculation Agent without your consent and without notifying you.

All determinations made by the Calculation Agent will be at its sole discretion, and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the Notes will be rounded at the Calculation Agent’s discretion. The Calculation Agent will have no liability for its determinations.

Status:

The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction.

Fees and Expenses:

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Trade Date. See “Additional Risk Factors—The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices” in this pricing supplement.

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Business Day:

A Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law, regulation or order to close in New York or Toronto.

Listing:	The Notes will not be listed on any securities exchange or quotation system.

Use of Proceeds:	General corporate purposes.

Certain U.S. Benefit Plan Investor Considerations:	For a discussion of benefit plan investor considerations, please see “Certain U.S. Benefit Plan Investor Considerations” in the accompanying Prospectus.

Clearance and Settlement:

We will issue the Notes in the form of a fully registered global note registered in the name of the nominee of DTC. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except in the limited circumstances described in the accompanying Prospectus Supplement, owners of beneficial interests in the Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive Notes in definitive form and will not be considered holders of Notes under the indenture.

Terms Incorporated:	All of the terms appearing under the caption “Description of the Notes We May Offer” beginning on page S-7 of the accompanying Prospectus Supplement, as modified by this pricing supplement.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 100% OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE BANK. IF THE BANK WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

•                  You seek an investment with quarterly Contingent Coupon Payments at a rate of 2.00% (8.00% per annum) until the earlier of maturity or automatic call, if, and only if, the Closing Level of the Lowest Performing Reference Asset on the applicable Valuation Date is greater than or equal to its Coupon Barrier Level.

•                  You understand that if the Closing Level of the Lowest Performing Reference Asset on the Final Valuation Date has declined below its Principal Barrier Level, you will be fully exposed to the decline in such Lowest Performing Reference Asset from its Initial Level and will lose more than 30%, and possibly up to 100%, of the Principal Amount at maturity.

•                  You understand that if a Trigger Event has occurred and the Closing Level of the Lowest Performing Reference Asset on the Final Valuation Date has declined below its Initial Level, you will be fully exposed to the decline in such Lowest Performing Reference Asset from its Initial Level.

•                  You are willing to accept the risk that you may not receive any Contingent Coupon Payment on one or more, or any, quarterly Contingent Coupon Payment Dates over the term of the Notes and may lose up to 100% of the Principal Amount of the Notes at maturity.

•                  You understand that the Notes may be automatically called prior to maturity and that the term of the Notes may be as short as approximately three months.

•                  You understand that the return on the Notes will depend solely on the performance of the Reference Asset that is the Lowest Performing Reference Asset on each Valuation Date and that you will not benefit in any way from the performance of the better performing Reference Assets.

•                  You understand that the Notes are riskier than alternative investments linked to only one of the Reference Assets or linked to a basket composed of each Reference Asset.

•                  You understand and are willing to accept the full downside risks of each Reference Asset.

•                  You are willing to forgo participation in any appreciation of any Reference Asset.

•                  You are willing to assume the credit risk of the Bank for all payments under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

•                  You seek a liquid investment or are unable or unwilling to hold the Notes to maturity.

•                  You are unwilling to accept the risk that the Closing Level of the Lowest Performing Reference Asset on the Final Valuation Date may decline by more than 30%, and possibly up to 100%, from its Initial Level.

•                  You seek exposure to the upside performance of any or each Reference Asset.

•                  You require full payment of the Principal Amount of the Notes at maturity.

•                  You are unwilling to purchase Notes with an estimated value as of the Trade Date that is lower than the Principal Amount.

•                  You seek certainty of current income over the term of the Notes.

•                  You seek exposure to a basket composed of each Reference Asset or a similar investment in which the overall return is based on a blend of the performances of the Reference Assets, rather than solely on the Lowest Performing Reference Asset.

•                  You seek a security with a fixed term.

•                  You do not fully understand the risks inherent in an investment in the Notes, including the risk of losing up to 100% of your initial investment.

•                  You are not willing to assume the credit risk of the Bank for all payments under the Notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review ‘‘Additional Risk Factors’’ below for risks related to an investment in the Notes.

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CERTAIN TERMS OF THE NOTES

Payments of Principal and Interest

In the event that the stated Maturity Date is not a Business Day, then relevant repayment of principal will be made on the first following Business Day, unless the first following Business Day is in the next calendar month, in which case the relevant repayment of principal will be made on the first preceding Business Day (“Modified Following Business Day Convention”).

We describe payments as being based on a “day count fraction” of “30/360, unadjusted, Modified Following Business Day Convention.” This means that the number of days in each Contingent Coupon Payment period will be based on a 360-day year of twelve 30-day months (“30/360”) and that the number of days in each Contingent Coupon Payment period will not be adjusted if a Contingent Coupon Payment Date falls on a day that is not a Business Day (“unadjusted”). We will pay any interest payable on any Contingent Coupon Payment Date other than the Maturity Date to the persons in whose names the Notes are registered at the close of business one Business Day prior to such Contingent Coupon Payment Date.

If any Contingent Coupon Payment Date or Call Payment Date falls on a day that is not a Business Day (including any Contingent Coupon Payment Date that is also the Maturity Date), the relevant Contingent Coupon Payment Date or Call Payment Date will be the first following Business Day, unless the first following Business Day is in the next calendar month, in which case the Contingent Coupon Payment Date or Call Payment Date will be the first preceding Business Day under the Modified Following Business Day Convention.

Market Disruption Events

If a Market Disruption Event in respect of any Reference Asset occurs or is continuing on any scheduled Valuation Date, then such Valuation Date will be postponed for each Reference Asset to the first succeeding day that is a Trading Day for each Reference Asset and on which a Market Disruption Event has not occurred and is not continuing for any Reference Asset. If a Market Disruption Event in respect of any Reference Asset occurs or is continuing on each Trading Day to and including the seventh Trading Day following the Valuation Date, the Closing Level of each Reference Asset will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) by the Calculation Agent on that seventh Trading Day, regardless of the occurrence or continuation of a Market Disruption Event in respect of one or more Reference Assets on that day. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Closing Level of each affected Reference Asset that would have prevailed in the absence of the Market Disruption Event in respect of such Reference Asset. No interest will accrue as a result of delayed payment. In the event the Final Valuation Date is postponed as a result of a Market Disruption Event, the Maturity Date shall be five Business Days after the Final Valuation Date, as so postponed.

A “Market Disruption Event” means any event, circumstance or cause which the Bank determines, and the Calculation Agent confirms, has or will have a material adverse effect on the ability of the Bank to perform its obligations under the Notes or to hedge its position in respect of its obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to any of the Reference Assets:

•                  a suspension, absence or limitation of trading by the primary market or otherwise relating to the securities which then comprise 20% or more of the level of such Reference Asset, as determined by the Calculation Agent;

•                  a suspension, absence or limitation of trading in futures or options contracts relating to that Reference Asset in the primary market for those contracts, as determined by the Calculation Agent;

•                  any event that disrupts or impairs, as determined by the Calculation Agent, the ability of market participants to effect transactions in, or obtain market values for, futures or options contracts relating to the Reference Asset in its primary market;

PRS-8

•                  the closure on any day of the primary market for futures or options contracts relating to the Reference Asset on a scheduled Trading Day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled Trading Day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled Trading Day for such primary market;

•                  any scheduled Trading Day on which the exchanges or quotation systems, if any, on which futures or options contracts relating to the Reference Asset are traded, fails to open for trading during its regular trading session; or

•                  any other event, if the Calculation Agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” below.

Adjustments to a Reference Asset

If at any time the sponsor or publisher of any Reference Asset (each, a “Sponsor”) makes a material change in the formula for or the method of calculating the Reference Asset, or in any other way materially modifies the Reference Asset (other than a modification prescribed in that formula or method to maintain the Reference Asset in the event of changes in constituent stock and capitalization and other routine events), then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, on each date that the Closing Level of the Reference Asset is to be calculated, calculate a substitute Closing Level of the Reference Asset in accordance with the formula for and method of calculating the Reference Asset last in effect prior to the change, but using only those securities that comprised the Reference Asset immediately prior to that change. Accordingly, if the method of calculating the Reference Asset is modified so that the level of the Reference Asset is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust the Reference Asset in order to arrive at a level of the Reference Asset as if it had not been modified.  Under certain circumstances, the determinations of the Calculation Agent will be confirmed by one or more independent calculation experts. See “Appointment of Independent Calculation Experts.”

Discontinuance of a Reference Asset

If a Sponsor discontinues publication of a Reference Asset, and such Sponsor or another entity publishes a successor or substitute equity index that the Calculation Agent determines, in its sole discretion, to be comparable to the Reference Asset (a “successor equity index”), then, upon the Calculation Agent’s notification of that determination to the trustee and Canadian Imperial Bank of Commerce, the Calculation Agent will substitute the successor equity index as calculated by the relevant Sponsor or any other entity to calculate the Closing Level on any future Valuation Date. Upon any selection by the Calculation Agent of a successor equity index, Canadian Imperial Bank of Commerce will cause notice to be given to holders of the Notes.

In the event that a Sponsor discontinues publication of a Reference Asset prior to, and the discontinuance is continuing on, any Valuation Date and the Calculation Agent determines that no successor equity index is available at such time, the Calculation Agent will calculate a substitute closing level for the affected Reference Asset in accordance with the formula for and method of calculating the Reference Asset last in effect prior to the discontinuance, but using only those securities that comprised the Reference Asset immediately prior to that discontinuance. If a successor equity index is selected or the Calculation Agent calculates a level as a substitute for the Reference Asset, the successor equity index or level will be used as a substitute for the Reference Asset for all purposes, including the purpose of determining whether a market disruption event exists.

If on any Valuation Date a Sponsor fails to calculate and announce the level of the Reference Asset, the Calculation Agent will calculate a substitute Closing Level of the Reference Asset in accordance with the formula for and method of calculating the Reference Asset last in effect prior to the failure, but using only those securities that comprised the Reference Asset immediately prior to that failure; provided that, if a market disruption event occurs or is continuing on such day, then the provisions set forth above under “—Market Disruption Events” shall apply in lieu of the foregoing.

PRS-9

Notwithstanding these alternative arrangements, discontinuance of the publication of, or the failure by any Sponsor to calculate and announce the level of, the applicable Reference Asset may adversely affect the value of the Notes.

Appointment of Independent Calculation Experts

If a calculation or valuation described above under “—Market Disruption Events,” “—Adjustments to a Reference Asset,” or “—Discontinuance of a Reference Asset” contemplated to be made by the Calculation Agent involves the application of material discretion and is not based on information or calculation methodologies compiled or utilized by, or derived from, independent third party sources, the Bank will appoint one or more calculation experts to confirm such calculation or valuation. Such calculation experts will be independent from the Bank and active participants in the financial markets in the relevant jurisdiction in which the securities included in the affected Reference Asset are traded. Calculation experts will not assume any obligation or duty to, or any relationship of agency or trust for or with, the holders of the Notes or the Bank. Holders of the Notes will be entitled to rely on any valuation or calculations made by such calculation experts and such valuations or calculations will (except in the case of manifest error) be final and binding on the Bank, the Calculation Agent and the holders of the Notes. Calculation experts will not be responsible for good faith errors or omissions in the making of any such valuations or calculations. Calculation experts may, with the consent of the Bank, delegate any of their obligations and functions to a third party as they deem appropriate, but acting honestly and reasonably at all times. The valuations and calculations of calculation experts will be made available to the holders of the Notes upon request.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the section “Description of Senior Debt Securities—Events of Default” in the accompanying Prospectus) with respect to the Notes, the default amount payable will be equal to the Payment at Maturity, calculated as though the date of acceleration were the Maturity Date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Senior Debt Securities—Events of Default” beginning on page 7 of the accompanying Prospectus.

Withholding

The Bank or the applicable paying agent will deduct or withhold from a payment on a Note any present or future tax, duty, assessment or other governmental charge that the Bank determines is required by law or the interpretation or administration thereof to be deducted or withheld. Payments on a Note will not be increased by any amount to offset such deduction or withholding.

PRS-10

HYPOTHETICAL CONTINGENT COUPON PAYMENTS

Set forth below are three examples that illustrate how to determine whether a Contingent Coupon Payment will be paid and whether the Notes will be automatically called on a quarterly Contingent Coupon Payment Date prior to the Maturity Date. The examples do not reflect any specific quarterly Contingent Coupon Payment Date. The following examples reflect the Contingent Coupon Rate of 8.00% per annum and assume the hypothetical Initial Levels, Coupon Barrier Levels and Closing Levels for each of the Reference Assets indicated in the examples. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The Closing Level of the Lowest Performing Reference Asset on the relevant Valuation Date is greater than or equal to the Coupon Barrier Level and less than the Initial Level. As a result, investors receive a Contingent Coupon Payment on the applicable quarterly Contingent Coupon Payment Date and the Notes are not automatically called:

	S&P 500® Index (SPX)	Russell 2000® Index (RTY)	NASDAQ 100 Index® (NDX)
Hypothetical Initial Level	2000.00	500.00	1000.00
Hypothetical Closing Level	1500.00	450.00	900.00
Hypothetical Coupon Barrier Level	1400.00	350.00	700.00

Step 1: Determine which of the Reference Assets is the Lowest Performing Reference Asset on the relevant Valuation Date.

In this example, SPX has the lowest hypothetical Closing Level as a percentage of its hypothetical Initial Level and is, therefore, the Lowest Performing Reference Asset on the relevant Valuation Date.

Step 2: Determine whether a Contingent Coupon Payment will be paid and whether the Notes will be automatically called on the applicable quarterly Contingent Coupon Payment Date.

Since the hypothetical Closing Level of the Lowest Performing Reference Asset on the relevant Valuation Date is greater than or equal to its hypothetical Coupon Barrier Level, but less than its hypothetical Initial Level, you would receive a Contingent Coupon Payment on the applicable Contingent Coupon Payment Date and the Notes would not be automatically called. The Contingent Coupon Payment would be equal to $20.00 per Note, which is the product of $1,000 × 8.00% per annum × (90/360).

Example 2. The Closing Level of the Lowest Performing Reference Asset on the relevant Valuation Date is less than its Coupon Barrier Level. As a result, investors do not receive a Contingent Coupon Payment on the applicable quarterly Contingent Coupon Payment Date and the Notes are not automatically called:

	S&P 500® Index (SPX)	Russell 2000® Index (RTY)	NASDAQ 100 Index® (NDX)
Hypothetical Initial Level	2000.00	500.00	1000.00
Hypothetical Closing Level	2500.00	600.00	500.00
Hypothetical Coupon Barrier Level	1400.00	350.00	700.00

Step 1: Determine which of the Reference Assets is the Lowest Performing Reference Asset on the relevant Valuation Date.

PRS-11

In this example, NDX has the lowest hypothetical Closing Level as a percentage of its hypothetical Initial Level and is, therefore, the Lowest Performing Reference Asset on the relevant Valuation Date.

Step 2: Determine whether a Contingent Coupon Payment will be paid and whether the Notes will be automatically called on the applicable quarterly Contingent Coupon Payment Date.

Since the hypothetical Closing Level of the Lowest Performing Reference Asset on the relevant Valuation Date is less than its hypothetical Coupon Barrier Level, you would not receive a Contingent Coupon Payment on the applicable Contingent Coupon Payment Date. In addition, the Notes would not be automatically called, even though the hypothetical Closing Level of each better performing Reference Asset on the relevant Valuation Date is greater than its hypothetical Initial Level. As this example illustrates, whether you receive a Contingent Coupon Payment and whether the Notes are automatically called on a quarterly Contingent Coupon Payment Date depends solely on the Closing Level of the Lowest Performing Reference Asset on the relevant Valuation Date. The performance of the better performing Reference Assets is not relevant to your return on the Notes.

Example 3. The Closing Level of the Lowest Performing Reference Asset on the relevant Valuation Date is greater than or equal to its Initial Level. As a result, the Notes are automatically called on the applicable quarterly Contingent Coupon Payment Date for the principal amount plus a final Contingent Coupon Payment:

	S&P 500® Index (SPX)	Russell 2000® Index (RTY)	NASDAQ 100 Index® (NDX)
Hypothetical Initial Level	2000.00	500.00	1000.00
Hypothetical Closing Level	2050.00	700.00	1500.00
Hypothetical Coupon Barrier Level	1400.00	350.00	700.00

Step 1: Determine which of the Reference Assets is the Lowest Performing Reference Asset on the relevant Valuation Date.

In this example, SPX has the lowest hypothetical Closing Level as a percentage of its hypothetical Initial Level and is, therefore, the Lowest Performing Reference Asset on the relevant Valuation Date.

Step 2: Determine whether a Contingent Coupon Payment will be paid and whether the Notes will be automatically called on the applicable quarterly Contingent Coupon Payment Date.

Since the hypothetical Closing Level of the Lowest Performing Reference Asset on the relevant Valuation Date is greater than or equal to its hypothetical Initial Level, the Notes would be automatically called and you would receive the principal amount plus a final Contingent Coupon Payment on the applicable Contingent Coupon Payment Date, which is also referred to as the Call Payment Date. On the Call Payment Date, you would receive $1,020.00 per Note.

If the Notes are automatically called prior to maturity, you will not receive any further payments after the Call Payment Date.

PRS-12

HYPOTHETICAL PAYMENT AT MATURITY

If the Notes are not automatically called prior to maturity, the Payment at Maturity we would deliver for each $1,000 per Note will depend on whether a Trigger Event has occurred and on the performance of Lowest Performing Reference Asset on the Final Valuation Date, as shown in the table below. The table below assumes that the Notes have not been automatically called prior to maturity, does not include the Contingent Coupon Payment for the Maturity Date, if any, and reflects hypothetical Payments at Maturity that you could receive. If the Final Level of the Lowest Performing Reference Asset is less than its Coupon Barrier Level, you will not be paid the final Contingent Coupon Payment for the Maturity Date.

The levels in the left column of the table below represent hypothetical Final Levels of the Lowest Performing Reference Asset and are expressed as percentages of the Initial Level of the Lowest Performing Reference Asset. The amounts in the middle column represent the hypothetical Payment at Maturity, based on the corresponding hypothetical Final Level of the Lowest Performing Reference Asset (expressed as a percentage of its Initial Level), assuming that a Trigger Event has not occurred (i.e., on no Trading Day during the Monitoring Period did the Closing Level of any Reference Asset fall below its respective Principal Barrier Level), and are expressed as percentages of the face amount of a Note. The amounts in the right column represent the hypothetical Payment at Maturity, based on the corresponding hypothetical Final Level of the Lowest Performing Reference Asset (expressed as a percentage of its Initial Level), assuming that a Trigger Event has occurred (i.e., on one or more Trading Days during the Monitoring Period, the Closing Level of one or more Reference Assets fell below its respective Principal Barrier Level), and are expressed as percentages of the face amount of a Note. Thus, a hypothetical Payment at Maturity of 100.000% means that the value of the cash payment that we would deliver for each Note on the stated Maturity Date would equal 100.000% of the face amount of a Note, or $1,000.00, based on the assumptions noted above.

	Hypothetical Payment at Maturity Assuming the Notes Have Not Been Automatically Called (as a Percentage of the Face Amount)
Hypothetical Final Level of the Lowest Performing Reference Asset (as a Percentage of its Initial Level)	Trigger Event Has Not Occurred	Trigger Event Has Occurred
175.000%	100.000%*	100.000%*
150.000%	100.000%*	100.000%*
125.000%	100.000%*	100.000%*
100.000%	100.000%*	100.000%*
99.999%	100.000%*	99.999%*
90.000%	100.000%*	90.000%*
80.000%	100.000%*	80.000%*
70.000%	100.000%*	70.000%*
69.999%	69.999%	69.999%
40.000%	40.000%	40.000%
20.000%	20.000%	20.000%
10.000%	10.000%	10.000%
0.000%	0.000%	0.000%
* Plus the Contingent Coupon Payment for the Maturity Date

If, for example, the Notes have not been automatically called, a Trigger Event has not occurred and the Final Level of the Lowest Performing Reference Asset is determined to be 80.000% of its Initial Level, the Payment of Maturity that we would deliver on your Notes would be 100.000% of the face amount of your Notes, as shown in the table above.  You would also receive the Contingent Coupon Payment for the Maturity Date.  If, for example, a Trigger Event has occurred, and the Final Level of the Lowest Performing Reference Asset was determined to be 80.000% of its Initial Level, the Payment of Maturity that we would deliver on your Notes would be 80.000% of the face amount of your Notes, as shown in the table above.

PRS-13

You would also receive the Contingent Coupon Payment for the Maturity Date.

If, for example, the Final Level of the Lowest Performing Reference Asset was determined to be 175.000% of its Initial Level, the Payment at Maturity that we would deliver on your Notes would be limited to 100.000% of the face amount of your Notes (regardless of whether a Trigger Event had occurred), as shown in the table above.  As a result, you will not benefit from any increase in the Final Level  of the Lowest Performing Reference Asset over its Initial Level.  You would however receive the Contingent Coupon Payment for the Maturity Date.

In addition, if, for example, the Final Level of the Lowest Performing Reference Asset was determined to be 20.000% of its Initial Level, the Payment at Maturity that we would deliver on your Notes would be 20.000% of the face amount of your Notes (regardless of whether a Trigger Event had occurred), as shown in the table above, and you would receive no Contingent Coupon Payment for the Maturity Date. As a result, you would lose 80.000% of your investment (subject to any return realized in the form of previous Contingent Coupon Payments, if any).

These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

PRS-14

ADDITIONAL RISK FACTORS

An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Risk Factors” beginning on page S-1 of the accompanying Prospectus Supplement and “Risk Factors” beginning on page 1 of the accompanying Prospectus.

You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Prospectus and Prospectus Supplement.

The Notes Do Not Guarantee Any Return Of Principal; You May Suffer A Loss Of All Or A Substantial Portion Of The Principal Amount Of Your Notes.

The Notes do not guarantee any return of principal. The repayment of any principal on the Notes at maturity depends on the Final Level of the Reference Assets. The Bank will only repay you the full Principal Amount of your Notes if either (a) no Trigger Event has occurred and the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is equal to or greater than its Principal Barrier Level or (b) if a Trigger Event has occurred, the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is equal to or greater than its Initial Level. If the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is less than its Principal Barrier Level, or if a Trigger Event has occurred and the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is lower than its Initial Level, you may lose all or a substantial portion of your initial investment in an amount equal to the negative Percentage Change, subject to any return realized in the form of Contingent Coupon Payments. Accordingly, you could lose all or a substantial portion of your initial investment in the Notes.

The Automatic Call Feature Limits Your Potential Return.

The appreciation potential of the Notes as of any Valuation Date is limited to your initial investment plus the applicable Contingent Coupon Payment otherwise due on such day. In addition, if the Notes are called, which may occur as early as the first Valuation Date, the amount of interest payable on the Notes will be less than the full amount of interest that would have been payable if the Notes had not been called prior to maturity. If the Notes are automatically called, you will lose the opportunity to continue to potentially accrue and be paid Contingent Coupon Payments from the relevant Call Payment Date to the scheduled Maturity Date, and the total return on the Notes could be minimal. Because of the automatic call feature, the term of your investment in the Notes may be limited to a period that is shorter than the original term of the Notes and may be as short as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

The Notes Do Not Provide For Fixed Payments Of Interest And You May Receive No Contingent Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Notes.

On each Contingent Coupon Payment Date you will receive a Contingent Coupon Payment if, and only if, the Closing Level of the Lowest Performing Reference Asset on the related Valuation Date is greater than or equal to its Coupon Barrier Level. If the Closing Level of the Lowest Performing Reference Asset on any Valuation Date is less than its Coupon Barrier Level, you will not receive any Contingent Coupon Payment on the related Contingent Coupon Payment Date, and if the Closing Level of the Lowest Performing Reference Asset is less than its Coupon Barrier Level on each Valuation Date over the term of the Notes, you will not receive any Contingent Coupon Payments over the entire term of the Notes.

Your Return On The Notes Will Be Limited To The Contingent Coupon Payments Paid On The Notes, If Any.

The Payment at Maturity will not exceed the Principal Amount plus the final Contingent Coupon Payment and any positive return you receive on the Notes will be composed solely of the sum of any Contingent Coupon Payments received prior to and at maturity. Therefore, if the appreciation of the Reference Assets exceeds the sum of the Contingent Coupon Payments made to you, if any, the Notes will underperform an investment in securities linked to each of the Reference Assets providing full participation in the appreciation.

PRS-15

Accordingly, the return on the Notes may be less than the return would be if you made an investment in securities directly linked to the positive performance of the Reference Assets.

Your Return On The Notes Will Depend On The Performance Of The Reference Asset That Is The Lowest Performing Reference Asset On Each Valuation Date, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Reference Assets.

Your return on the Notes will depend on the performance of the Reference Asset that is the Lowest Performing Reference Asset on each Valuation Date. Although it is necessary for each Reference Asset to close above its respective Coupon Barrier Level on the relevant Valuation Date in order for you to receive a quarterly Contingent Coupon Payment and to close above its respective Principal Barrier Level (or if a Trigger Event has occurred, to close above its respective Initial Level) for you to be repaid the principal amount of your Notes at maturity, you will not benefit in any way from the performance of the better performing Reference Assets. The Notes may underperform an alternative investment linked to a basket composed of the Reference Assets, since in such case the performance of the better performing Reference Assets would be blended with the performance of the Lowest Performing Reference Asset, resulting in a better return than the return of the Lowest Performing Reference Asset alone. You should not invest in the Notes unless you understand and are willing to accept the full downside risks of each Reference Asset.

In addition, if a Trigger Event occurs (i.e., the Closing Level of one or more Reference Assets falls below its Principal Barrier Level on any Trading Day during the Monitoring Period), at maturity you will be exposed to the downside performance of each Reference Asset. For example, if a Trigger Event occurs because the Closing Level of the NASDAQ 100 Index® declines below its Principal Barrier Level during the Monitoring Period, but the level of the NASDAQ 100 Index® increases and is greater than its Initial Level on the Final Valuation Date, you will still receive less than the face amount of your Notes if the level of the S&P 500® Index or the Russell 2000® Index declines below its Initial Level on the Final Valuation Date. As a result, if a Trigger Event occurs, the downside performance of any Reference Asset will result in your receiving less than the face amount of your Notes at maturity.

Your Return May Be Lower Than The Return On A Conventional Debt Security Of Comparable Maturity.

The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank with the same maturity date or if you invested directly in the securities included in one or more of the Reference Assets. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

If The Levels Of The Reference Assets Change, The Market Value Of Your Notes May Not Change In The Same Manner.

Your Notes may trade quite differently from the performance of the Reference Assets. Changes in the level of the Reference Assets may not result in a comparable change in the market value of your Notes. We discuss some of the reasons for this disparity under “—The Price At Which The Notes May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased” below.

We Have No Affiliation With The Sponsor Of Any Of The Reference Assets And Have Not Independently Verified Their Public Disclosure Of Information.

The Sponsor of each Reference Asset is not an affiliate of the Bank and is not involved in any of the Bank’s offerings of Notes pursuant to this pricing supplement in any way. Consequently, we have no control of the actions of the Sponsors of the Reference Assets, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the applicable Reference Asset. The Sponsors of the Reference Assets have no obligation to consider your interest as an investor in the Notes in taking any actions that might affect the value of the Notes. None of the money you pay for the Notes will go to the Sponsors of the Reference Assets.

PRS-16

In addition, as we are not affiliated with the Sponsors of the Reference Assets, we do not assume any responsibility for the adequacy of the information about the Reference Assets or their Sponsors contained in this pricing supplement. We are not responsible for any Sponsor’s public disclosure of information on itself or the applicable Reference Asset. As an investor in the Notes, you should make your own investigation into the Reference Assets.

As Compared To Other Index Sponsors, Nasdaq Retains Significant Control And Discretionary Decision-Making Over The NASDAQ 100 Index®, Which May Have An Adverse Effect On The Level Of The NASDAQ 100 Index® And On Your Notes.

Pursuant to the NASDAQ 100 Index® methodology, Nasdaq retains the right, from time to time, to exercise reasonable discretion as it deems appropriate in order to ensure NASDAQ 100 Index® integrity, including, but not limited to, changes to quantitative inclusion criteria. Nasdaq may also, due to special circumstances, apply discretionary adjustments to ensure and maintain quality of the NASDAQ 100 Index®.  Although it is unclear how and to what extent this discretion could or would be exercised, it is possible that it could be exercised by Nasdaq in a manner that materially and adversely affects the level of the NASDAQ 100 Index® and therefore your Notes. Nasdaq is not obligated to, and will not, take account of your interests in exercising the discretion described above.

An Investment In The Notes Is Subject To Risks Associated With Investing In Stocks With A Small Market Capitalization.

The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large capitalization companies. As a result, the Russell 2000® Index may be more volatile than an equity index that does not track solely small capitalization stocks. Stock prices of small capitalization companies are also generally more vulnerable than those of large capitalization companies to adverse business and economic developments, and the stocks of small capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are typically less well-established and less stable financially than large capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

The Amount To Be Paid At Maturity Will Not Be Affected By All Developments Relating To The Reference Assets.

Changes in the levels of the Reference Assets during the term of the Notes before any Valuation Date or Valuation Dates will not be reflected in the calculation of the Payment at Maturity, unless a Reference Asset closes below its Principal Barrier Level on any Trading Day during the Monitoring Period (subject to adjustments as described herein, including those described under “Certain Terms of the Notes—Adjustments to a Reference Asset” or “Discontinuance of a Reference Asset”). The Calculation Agent will calculate the Payment at Maturity by determining whether a Trigger Event has occurred and then comparing the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date to the corresponding Initial Level and Principal Barrier Level. As a result, you may receive less than the principal amount of your Notes, even if the level of the Lowest Performing Reference Asset on the Final Valuation Date has increased at certain times during the term of the Notes before decreasing to a level below the Initial Level or Principal Barrier Level as of the Final Valuation Date.

You Must Rely On Your Own Evaluation Of The Merits Of An Investment Linked To The Reference Assets.

In the ordinary course of business, we or our affiliates may have expressed views on expected movements in the Reference Assets, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to the Reference Assets may at any time have significantly different views from those of us or our affiliates. For these reasons, you are encouraged to derive information concerning the Reference Assets from multiple sources, and you should not rely solely on our views or the views expressed by our affiliates. For additional information, see “Information Regarding the Reference Assets” in this pricing supplement and the public disclosures made by the Sponsors.

PRS-17

The Historical Performance Of The Reference Assets Should Not Be Taken As An Indication Of Their Future Performance.

The levels of the Reference Assets will determine the amount to be paid on the Notes at maturity and whether the Notes will be called prior to maturity. The historical performance of the Reference Assets does not necessarily give an indication of their future performance. As a result, it is impossible to predict whether the levels of the Reference Assets will rise or fall during the term of the Notes. The levels of the Reference Assets will be influenced by complex and interrelated political, economic, financial and other factors.

Certain Business And Trading Activities May Create Conflicts With Your Interests And Could Potentially Adversely Affect The Value Of The Notes.

We or one or more of our affiliates, may engage in trading and other business activities that are not for your account or on your behalf (such as holding or selling of the Notes for our proprietary account or effecting secondary market transactions in the Notes for other customers). These activities may present a conflict between your interest in the Notes and the interests we or one or more of our affiliates, may have in our or their proprietary account. We and our affiliates may engage in any such activities without regard to the Notes or the effect that such activities may directly or indirectly have on the value of the Notes.

Moreover, we and our affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes and making the assumptions and inputs used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set. We expect to hedge our obligations under the Notes through one of our affiliates and/or another unaffiliated counterparty. In connection with such activities, our economic interests and the economic interests of affiliates of ours may be adverse to your interests as an investor in the Notes. Any of these activities may affect the value of the Notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction. For additional information regarding our hedging activities, please see “Use of Proceeds and Hedging” in this pricing supplement.

In addition, the Bank will serve as Calculation Agent for the Notes and will have sole discretion in calculating the amounts payable in respect of the Notes. Exercising discretion in this manner could adversely affect the value of the Notes.

The Calculation Agent Can Postpone The Determination Of A Closing Level Or The Final Level If A Market Disruption Event Occurs.

The determination of a Closing Level or the Final Level may be postponed if the Calculation Agent determines that a Market Disruption Event has occurred or is continuing on any Valuation Date with respect to one or more Reference Assets. If such a postponement occurs, then the applicable Valuation Date will be postponed for each Reference Asset to the first succeeding day that is a Trading Day for each Reference Asset and on which a Market Disruption Event has not occurred and is not continuing for any Reference Asset. In no event, however, will any Valuation Date be postponed by more than seven Trading Days. As a result, if a Market Disruption Event occurs or is continuing on the Final Valuation Date, the Maturity Date for the Notes could also be postponed, although not by more than seven Trading Days. No interest will accrue as a result of delayed payment.

If the determination of the Closing Level of the Reference Assets for any Valuation Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day for one or more Reference Assets, that day will nevertheless be the date on which the Closing Level of the Reference Assets will be determined by the Calculation Agent. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Closing Level for each affected Reference Asset that would have prevailed in the absence of the Market Disruption Event in respect of such Reference Asset. See “Certain Terms of the Notes—Market Disruption Events” in this pricing supplement. Under certain circumstances, the determinations of the Calculation Agent will be confirmed by one or more independent calculation experts. See “Certain Terms of the Notes—Appointment of Independent Calculation Experts” in this pricing supplement.

PRS-18

There Are Potential Conflicts Of Interest Between You And The Calculation Agent.

The Calculation Agent will, among other things, determine the amount of your Payment at Maturity on the Notes. We will serve as the Calculation Agent. We may change the Calculation Agent after the original issue date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting one or more Reference Assets has occurred, and make certain adjustments with respect to the Reference Assets if certain events occur. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions.

Since this determination by the Calculation Agent will affect the Payment at Maturity on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. Under certain circumstances, the determinations of the Calculation Agent will be confirmed by one or more independent calculation experts. See “Certain Terms of the Notes—Appointment of Independent Calculation Experts” in this pricing supplement.

No Assurance That The Investment View Implicit In The Notes Will Be Successful.

It is impossible to predict with certainty whether and the extent to which the levels of the Reference Assets will rise or fall. There can be no assurance that the Final Levels will be greater than the corresponding Principal Barrier Levels. The Final Levels may be influenced by complex and interrelated political, economic, financial and other factors that affect the securities included in the Reference Assets. You should be willing to accept the risks of the price performance of equity securities in general and the Reference Assets in particular, and the risk of losing some or all of your initial investment.

Furthermore, we cannot give you any assurance that the future performance of the Reference Assets will result in your receiving an amount greater than or equal to the Principal Amount of your Notes. Certain periods of historical performance of the Reference Assets would have resulted in you receiving less than the Principal Amount of your Notes if you had owned notes with terms similar to these Notes in the past. See “Information Regarding The Reference Assets” in this pricing supplement for further information regarding the historical performance of the Reference Assets.

The Notes Are Not Ordinary Debt Securities.

The Notes have certain investment characteristics that differ from traditional fixed income securities. Specifically, the performance of the Notes will not track the same price movements as traditional interest rate products. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank. A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in the above terms of the offering. The Issuer does not make any recommendation as to whether the Notes are a suitable investment for any person.

Your Investment Is Subject To The Credit Risk Of The Bank.

The Notes are senior unsecured debt obligations of the Bank and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying Prospectus and Prospectus Supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including the return of the Principal Amount at maturity or on a Call Payment Date, as applicable, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying Prospectus.

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The Indenture does not contain any restrictions on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any securities. We and our affiliates will not pledge or otherwise hold any security for the benefit of holders of the Notes. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us, any securities we hold as a hedge to the Notes will be subject to the claims of our creditors generally and will not be available specifically for the benefit of the holders of the Notes.

The Price At Which The Notes May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.

The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the levels of the Reference Assets over the full term of the Note, (ii) volatility of the levels of the Reference Assets and the market’s perception of future volatility of the levels of the Reference Assets, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, and (v) time remaining to maturity. In particular, the price of the Notes may be impacted by the fact that the Notes may be automatically called prior to maturity. Additionally, the interest rates of the Notes reflect not only our credit spread generally but also the automatic call feature of the Notes and thus may not reflect the rate at which a note without an automatic call feature might be issued and sold.

Depending on the actual or anticipated level of interest rates, the market value of the Notes may decrease and you may receive up to 100% less than the original issue price if you sell your Notes prior to maturity.

The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which CIBCWM or any other party is willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude underwriting commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes that are included in the original issue price. The cost of hedging includes the projected profit that we and/or our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by CIBCWM as a result of dealer discounts, mark-ups or other transaction costs.

The Bank’s Estimated Value Of The Notes Is Lower Than The Original Issue Price (Price To Public) Of The Notes.

The Bank’s estimated value is only an estimate using several factors. The original issue price of the Notes exceeds the Bank’s estimated value because costs associated with selling and structuring the Notes, as well as hedging the Notes, are included in the original issue price of the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s Estimated Value Does Not Represent Future Values Of The Notes And May Differ From Others’ Estimates.

The Bank’s estimated value of the Notes is only an estimate, which was determined by reference to the Bank’s internal pricing models when the terms of the Notes were set. This estimated value was based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater or less than the Bank’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, including the value of the Reference Assets, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which CIBCWM or any other party would be willing to buy the Notes from you in any secondary market transactions. The Bank’s estimated value does not represent a minimum price at which CIBCWM or any other party would be willing to buy the Notes in any secondary market (if any exists) at any time.

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See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s Estimated Value Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

The internal funding rate used in the determination of the Bank’s estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If the Bank were to have used the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes had an adverse effect on the economic terms of the Notes and the estimated value of the Notes on the Trade Date and could have an adverse effect on any secondary market prices of the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

Hedging Activities By The Bank May Negatively Impact Investors In The Notes And Cause Our Respective Interests And Those Of Our Clients And Counterparties To Be Contrary To Those Of Investors In The Notes.

The Bank or one or more of our affiliates has hedged or expects to hedge the obligations under the Notes by purchasing futures and/or other instruments linked to the Reference Assets. The Bank or one or more of our affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Assets, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the Final Valuation Date.

Any of these hedging activities may adversely affect the price of the Reference Assets and therefore the market value of the Notes and the amount you will receive, if any, on the Notes. In addition, you should expect that these transactions will cause the Bank or our affiliates or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Notes. The Bank or our affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes, and may receive substantial returns with respect to these hedging activities while the value of the Notes may decline.

The Notes Will Not Be Listed On Any Securities Exchange Or Any Inter-Dealer Quotation System; There May Be No Secondary Market For The Notes; Potential Illiquidity Of The Secondary Market; Holding Of The Notes By CIBCWM Or Its Or Our Affiliates And Future Sales.

The Notes are most suitable for purchasing and holding to maturity. The Notes will be new securities for which there is no trading market. The Notes will not be listed on any organized securities exchange or any inter-dealer quotation system. We cannot assure you as to whether there will be a trading or secondary market for the Notes or, if there were to be such a trading or secondary market, that it would be liquid.

Under ordinary market conditions, CIBCWM or any of its affiliates may (but are not obligated to) make a secondary market for the Notes and may cease doing so at any time. Because we do not expect other broker-dealers to participate in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which CIBCWM or any of its affiliates are willing to transact. If none of CIBCWM or any of its affiliates makes a market for the Notes, there will not be a secondary market for the Notes. Accordingly, we cannot assure you as to the development or liquidity of any secondary market for the Notes. If a secondary market in the Notes is not developed or maintained, you may not be able to sell your Notes easily or at prices that will provide you with a yield comparable to that of similar securities that have a liquid secondary market.

In addition, the Principal Amount of the Notes being offered may not be purchased by investors in the initial offering, and CIBCWM or one or more of its or our affiliates may agree to purchase any unsold portion. CIBCWM or such affiliate or affiliates intend to hold the Notes, which may affect the supply of the Notes available in any secondary market trading and therefore may adversely affect the price of the Notes in any secondary market trading. If a substantial portion of any Notes held by CIBCWM or its or our affiliates were to be offered for sale following this offering, the market price of such Notes could fall, especially if secondary market trading in such Notes is limited or illiquid.

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The Notes Are Not Insured By Any Third Parties.

The Notes will be solely our obligations. Neither the Notes nor your investment in the Notes are insured by the United States Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation, the Bank Insurance Fund or any other government agency or instrumentality of the United States, Canada or any other jurisdiction.

The Tax Treatment Of The Notes Is Uncertain.

Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “Certain Canadian Income Tax Consequences” and “Certain U.S. Federal Income Tax Considerations” in this pricing supplement.

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INFORMATION REGARDING THE REFERENCE ASSETS

Included in the following pages is a brief description of each of the Reference Assets. This information has been obtained from publicly available sources. Also set forth below is a graph that shows the closing levels for each of the Reference Assets. We obtained the historical closing level information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You can obtain the level of the S&P 500® Index  at any time from Bloomberg under the symbol “SPX <Index>”; the level of the Russell 2000® Index under the symbol “RTY <Index>”; and the level of the NASDAQ 100 Index® under the symbol “NDX <Index>”.

We have not undertaken an independent review or due diligence of the information obtained from Bloomberg. The historical performance of each of the Reference Assets should not be taken as an indication of its future performance, and no assurance can be given as to the Final Levels of the Reference Assets. We cannot give you assurance that the performance of the Reference Assets will result in any positive return on your initial investment.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying Prospectus or Prospectus Supplement. We have not independently verified any of the information herein obtained from outside sources.

This pricing supplement relates only to the Notes offered hereby and does not relate to the Reference Assets or the securities included in any of the Reference Assets. We have derived any and all disclosure contained in this pricing supplement regarding each of the Reference Assets from publicly available information. We do not make any representation that such publicly available information is accurate or complete.

The S&P 500® Index

General

The S&P 500® Index (Bloomberg ticker: “SPX”) is published by S&P Dow Jones Indices LLC (“SPDJI”) and is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market. The SPX covers approximately 80% of the United States equity market by market capitalization.

The calculation of the value of the SPX (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the “Market Value” of any SPX component stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such SPX component stock. As discussed below, during March 2005, SPDJI began to use a new methodology to calculate the Market Value of the SPX component stocks and SPDJI completed its transition to the new calculation methodology during September 2005.

SPDJI chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which SPDJI uses as an assumed model for the composition of the total market. Relevant criteria employed by SPDJI include the financial viability of the particular company, the market capitalization of that company ($6.1 billion or greater), the contribution of that company to the index’s sector balance, and the market value and trading activity of the common stock of that company. Continued index membership is not necessarily subject to these guidelines. SPDJI aims to minimize unnecessary turnover and each removal is determined on a case-by-case basis. Companies that substantially violate one or more of criteria for index inclusion and companies that no longer meet the inclusion criteria as a result of a merger, acquisition or significant restructuring will be considered for removal.

The SPX does not reflect the payment of dividends on the stocks underlying it.

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Computation of the SPX

Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, SPDJI began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. SPDJI’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.

Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, employee stock ownership plans, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares, are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. As of September 21, 2012, available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, SPDJI would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, SPDJI would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.  For companies with multiple classes of stock, SPDJI calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructuring or spinoffs.  Some corporate actions, such as stock splits and stock dividends require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.

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To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the Index closing level.

Changes in a company’s shares outstanding of 5.00% or more due to public offerings are made as soon as reasonably possible. Share changes due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are not in the same headline index, and regardless of the size of the change.  All other changes of 5.00% or more (due to, for example, tender offers, Dutch auctions, voluntary exchange offers, company stock repurchases, private placements, acquisitions of private companies or non-index companies that do not trade on a major exchange, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

If a change in a company’s shares outstanding of 5.00% or more causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case-by-case basis.

Historical Data

The following graph sets forth daily closing levels of the SPX for the period from January 1, 2012 to February 14, 2018. The closing level on February 14, 2018 was 2,698.63.

License Agreement between S&P and CIBC

We and S&P Dow Jones Indices LLC have entered into a non-transferable, non-exclusive license agreement providing for the sublicense to us, in exchange for a fee, of the right to use the S&P 500® Index in connection with the issuance of the securities.

The license agreement between us and S&P Dow Jones Indices LLC provides that the following language must be stated in this pricing supplement:

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The S&P 500 Index is a product of SPDJI, and has been licensed for use by Canadian Imperial Bank of Commerce. Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by Canadian Imperial Bank of Commerce. The securities are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in securities particularly or the ability of the S&P 500 Index to track general market performance. S&P Dow Jones Indices’ only relationship to Canadian Imperial Bank of Commerce with respect to the S&P 500 Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors. The S&P 500 Index is determined, composed and calculated by S&P Dow Jones Indices without regard to Canadian Imperial Bank of Commerce or the securities. S&P Dow Jones Indices have no obligation to take the needs of Canadian Imperial Bank of Commerce or the owners of the securities into consideration in determining, composing or calculating the S&P 500 Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the securities. There is no assurance that investment products based on the S&P 500 Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the securities currently being issued by Canadian Imperial Bank of Commerce, but which may be similar to and competitive with the securities. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P 500 Index.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY CANADIAN IMPERIAL BANK OF COMMERCE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND CANADIAN IMPERIAL BANK OF COMMERCE, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

The Russell 2000® Index

General

All information regarding the Russell 2000® Index (Bloomberg ticker: “RTY”) set forth in this pricing supplement reflects the policies of, and is subject to change by, Russell Investments (“Russell”), the index sponsor. The RTY was developed by Russell and is calculated, maintained and published by Russell.

The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index (the “Russell 3000 Index”), it consists of approximately 2,000 of the smallest companies (based on a combination of their market capitalization and the current index membership) included in the Russell 3000 Index and represented, as of May 31, 2017, approximately 8% of the total market capitalization of the Russell 3000 Index.

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The Russell 3000 Index, in turn, comprises the 3,000 largest U.S. companies as measured by total market capitalization. All Russell U.S. equity indexes (together, the “Russell U.S. Indexes” or “Russell Indexes”) are subsets of the Russell 3000ETM Index (the “Russell 3000E Index”) which is the broadest U.S. index, containing the largest 4,000 U.S. public companies. The members of the Russell 3000E Index and its subsets are determined each year during annual reconstitution and enhanced quarterly with the addition of initial public offerings.

Additional information on the RTY is available on the following website: http://www.ftserussell.com. No information on the website shall be deemed to be included or incorporated by reference in this pricing supplement.

Historical Data

The following graph sets forth daily closing levels of the RTY for the period from January 1, 2012 to February 14, 2018. The closing level on February 14, 2018 was 1,522.096.

License Agreement between Russell and CIBC

The Bank will enter into a non-exclusive license agreement with Russell whereby we, in exchange for a fee, are permitted to use the RTY and its related trademarks in connection with the Notes. We are not affiliated with Russell; the only relationship between Russell and us is any licensing of the use of Russell’s indices and trademarks relating to them.

The license agreement between Russell and the Bank will provide that the following language must be set forth when referring to any Russell Indexes or the Russell trademarks:

‘Russell 2000® Index’ and ‘Russell 3000® Index’ are trademarks of Russell Investments and have been licensed for use by Canadian Imperial Bank of Commerce. The Notes are not sponsored, endorsed, sold, or promoted by Russell Investments and Russell Investments makes no representation regarding the advisability of investing in the Notes.

The Notes are not sponsored, endorsed, sold, or promoted by Frank Russell Company (“Russell”). Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in these Notes particularly or the ability of the RTY to track general stock market performance or a segment of the same. Russell’s publication of the RTY in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the RTY is based. Russell’s only relationship to Canadian Imperial Bank of Commerce and its affiliates is the licensing of certain trademarks and trade names of Russell and of the RTY which is determined, composed and calculated by Russell without regard to Canadian Imperial Bank of Commerce and its affiliates or the Notes.

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Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and Russell makes no representation or warranty, express or implied, as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the RTY. Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CANADIAN IMPERIAL BANK OF COMMERCE AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The NASDAQ 100 Index®

General

The NASDAQ 100 Index® (the “NDX”) includes 100 of the largest domestic and international non-financial companies listed on The Nasdaq Stock Market based on market capitalization. The NDX reflects companies across major industry groups including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. It does not contain securities of financial companies including investment companies.

Launched in January 1985, the NDX represents the largest non-financial domestic and international securities listed on The Nasdaq Stock Market based on market capitalization. The NDX is calculated under a modified capitalization-weighted methodology. The methodology is expected to retain in general the economic attributes of capitalization-weighting while providing enhanced diversification. To accomplish this, Nasdaq reviews the composition of the NDX on a quarterly basis and adjusts the weightings of NDX components using a proprietary algorithm, if certain pre-established weight distribution requirements are not met.

Eligibility Criteria

To be eligible for initial inclusion in the NDX, a security must meet the following criteria:

•                  the issuer of the security’s primary U.S. listing must be exclusively listed on the Nasdaq Global Select Market or the Nasdaq Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

•                  a security must be issued by a non-financial company;

•                  a security may not be issued by an issuer currently in bankruptcy proceedings;

•                  a security must have average daily trading volume of at least 200,000 shares;

•                  if the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S.;

•                  the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible;

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•                  the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and

•                  the security must have “seasoned” on Nasdaq, NYSE or NYSE Amex. Generally, a company is considered to be seasoned if it has been listed on a market for at least three full months (excluding the first month of initial listing).

Security types generally eligible for the NDX include common stocks, ordinary shares, ADRs, and tracking stocks. Security or company types not included in the NDX are closed-end funds, convertible debentures, exchange traded funds, limited liability companies, limited partnership interests, preferred stocks, rights, shares or units of beneficial interest, warrants, units and other derivative securities. The NDX does not contain securities of investment companies.

There is no minimum market capitalization requirement. Inclusion will be determined based on the top 100 largest issuers based on market capitalization meeting all other eligibility requirements. Market capitalization is determined by multiplying a security’s last sale price by its total shares outstanding.

To be eligible for continued inclusion in the NDX, a security must continue to meet similar criteria as outlined above.

Index Evaluation

Except under extraordinary circumstances that may result in an interim evaluation, NDX composition is reviewed on an annual basis as follows. Issuer securities which meet the applicable eligibility criteria are ranked by market value. NDX-eligible securities which are already in the NDX and whose issuer is ranked in the top 100 eligible companies (based on market capitalization) are retained in the NDX. An index issuer that is ranked 101 to 125 is also retained, provided that such issuer was ranked in the top 100 eligible issuers as of the previous ranking review or was added to the NDX subsequent to the previous ranking review. NDX issuers not meeting such criteria are replaced. The replacement securities chosen are those NDX-eligible securities not currently in the NDX whose issuers have the largest market capitalization. The data used in the ranking includes end of October market data and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November.

Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year other than the ranking review, an issuer no longer meets the continued eligibility criteria, or is otherwise determined to have become ineligible for continued inclusion in the NDX, it is replaced with the largest market capitalization issuer not currently in the NDX and meeting the initial eligibility criteria listed above.

Nasdaq may, from time to time, exercise reasonable discretion as it deems appropriate in order to ensure NDX integrity including but not limited to quantitative inclusion criteria. Nasdaq may also, due to special circumstances, if deemed essential, apply discretionary adjustments to ensure and maintain the quality of the index construction and calculation.

Index Calculation

The NDX is a modified market capitalization-weighted index. The value of the NDX equals the aggregate value of the NDX share weights, also known as the Index Shares, of each of the index securities multiplied by each such security’s last sale price, and divided by the divisor of the NDX. The divisor serves the purpose of scaling such aggregate value to a lower order of magnitude which is more desirable for reporting purposes. If trading in an index security is halted on its primary listing market, the most recent last sale price for that security is used for all index computations until trading on such market resumes. Likewise, the most recent last sale price is used if trading in a security is halted on its primary listing market before the market is open.

Historical Data

The following graph sets forth daily closing levels of the NDX for the period from January 1, 2012 to February 14, 2018. The closing level on February 14, 2018 was 6,675.032.

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License Agreement between The Nasdaq Stock Market, Inc. and CIBC

We or one of our affiliates will enter into a non-exclusive license agreement with Nasdaq providing for the license to us, in exchange for a fee, of the right to use the NASDAQ 100 Index® in connection with the Notes.

The license agreement between Nasdaq and us will provide that language substantially the same as the following language must be stated in this pricing supplement:

The Notes are not sponsored, endorsed, sold or promoted by The Nasdaq Stock Market, Inc. (including its affiliates) (Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the Notes. The Corporations make no representation or warranty, express or implied to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the NASDAQ 100 Index® to track general stock market performance. The Corporations’ only relationship to us is in the licensing of the NASDAQ 100®, NASDAQ 100 Index® and Nasdaq® trademarks or service marks, and certain trade names of the Corporations and the use of the NASDAQ 100 Index® which is determined, composed and calculated by Nasdaq without regard to us or the Notes. Nasdaq has no obligation to take the needs of us or the holders of the Notes into consideration in determining, composing or calculating the NASDAQ 100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ 100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ 100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ 100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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The NASDAQ 100®, NASDAQ 100 Index®, and Nasdaq® are trade or service marks of the Corporations and will be licensed for use by us. The Notes have not been passed on by the Corporations as to their legality or suitability. The Notes are not issued, endorsed, sold, or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NOTES.

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USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying Prospectus Supplement and the Prospectus and to hedge market risks of the Bank associated with its obligation to pay the Principal Amount at maturity of the Notes.

We may hedge our obligations under the Notes by, among other things, purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the value of the underlying measure or asset, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. Our cost of hedging will include the projected profit that our counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss. It is possible that we could receive substantial returns from these hedging activities while the value of the Notes declines.

We expect to hedge our obligations under the Notes through one of our affiliates and/or another unaffiliated counterparty.

We have no obligation to engage in any manner of hedging activity and we will do so solely at our discretion and for our own account. No holder of the Notes will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparty may take in connection with our hedging activity. The hedging activity discussed above may adversely affect the value of the Notes from time to time. See “Additional Risk Factors—The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices” and “Additional Risk Factors—Certain Business And Trading Activities May Create Conflicts With Your Interests And Could Potentially Adversely Affect The Value Of The Notes” in this pricing supplement.

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THE BANK’S ESTIMATED VALUE OF THE NOTES

The Bank’s estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The Bank’s estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors—The Bank’s Estimated Value Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the Notes was determined when the terms of the Notes were set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors—The Bank’s Estimated Value Does Not Represent Future Values Of The Notes And May Differ From Others’ Estimates” in this pricing supplement.

The Bank’s estimated value of the Notes is lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to the Bank and other affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Additional Risk Factors—The Bank’s Estimated Value Of The Notes Is Lower Than The Original Issue Price (Price To Public) Of The Notes” in this pricing supplement.

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CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion supplements the discussion in the section called “Material Tax Consequences—United States Taxation” in the accompanying Prospectus, and is subject to the limitations and exceptions set forth therein. Capitalized terms used in this section without definition shall have the respective meanings given such terms in the accompanying Prospectus. This discussion is only applicable to you if you are a U.S. Holder. If you are not a U.S. Holder, please consult your own tax advisor.

The following summary describes certain U.S. federal income tax consequences relevant to the purchase, ownership, and disposition of the Notes. This discussion is based upon current provisions of the Code, existing and proposed Treasury Regulations thereunder, current administrative rulings, judicial decisions and other applicable authorities. All of the foregoing are subject to change, which change may apply retroactively and could affect the continued validity of this summary. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the U.S. federal government. This discussion also does not purport to be a complete analysis of all tax considerations relating to the Notes. You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

We will not attempt to ascertain whether the Reference Assets (or components thereof) would be treated as a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.

U.S. Holders

The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. We intend to treat the Notes as pre-paid cash-settled derivative contracts. Pursuant to the terms of the Notes, you agree to treat the Notes in this manner for all U.S. federal income tax purposes. We will report any Contingent Coupon Payment that is paid by us (including on the Maturity Date or upon an exercised call on a Call Payment Date) as includible in your income as ordinary income, taxable to you in accordance with your regular method of accounting for U.S. federal income tax purposes.

Additionally, you should generally recognize capital gain or loss upon the sale, exchange or payment on maturity in an amount equal to the difference between the amount you receive at such time (excluding the amount attributable to any Contingent Coupon Payment which is treated as ordinary income) and the amount that you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations. The holding period for Notes of a U.S. holder who acquires the Notes upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the Notes. If the Notes are held by the same U.S. holder until maturity, that holder’s holding period will generally include the Maturity Date.

Alternative Treatments. As noted above, there is no judicial or administrative authority discussing how the Notes should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service might assert that treatment other than that described above is more appropriate.

For example, the Notes may be properly treated as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you (the “Debt Portion”) and (ii) a put option with respect to the Reference Asset written by you and purchased by us (the “Put Option”). The balance of this disclosure assumes this latter treatment is proper and will be respected for U.S. federal income tax purposes.

If the Notes are properly treated as an investment unit consisting of a Debt Portion and Put Option, it is likely that the Debt Portion of the Notes is treated as issued for the principal amount of the Notes (if you are an initial purchaser) and that interest payments on the Notes are treated in part as payments of interest and in part as payments for the Put Option. Under this characterization, a percentage of each Contingent Coupon Payment would be treated as an interest payment for U.S. federal income tax purposes and a percentage of each Contingent Coupon Payment would be treated as payment for the Put Option for U.S. federal income tax purposes.

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The percentage treated as an interest payment for U.S. federal income tax purposes generally would equal our customary market borrowing rate for this type of instrument without taking into account the Reference Assets and associated terms, the remaining percentage of the Contingent Coupon Payment would be in consideration of the Put Option.

If you receive the cash payment of the full principal amount of your Notes upon the call or maturity, such payment is likely treated as (i) payment in full of the principal amount of the Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of the Notes) and (ii) the lapse of the Put Option which likely results in your recognition of short-term capital gain in an amount equal to the amount paid to you for the Put Option and deferred as described in the preceding paragraph. If you receive a cash payment upon the maturity of your Notes (excluding cash received as interest) of less than the full principal amount of your Notes, such payment would likely be treated as (i) payment in full of the principal amount of the Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of your Notes) and (ii) the cash settlement of the Put Option pursuant to which you paid to us an amount equal to the excess of the principal amount of your Notes over the amount that you received upon the maturity of the Notes (excluding cash received as interest) in order to settle the Put Option. If the amount paid to you for the Put Option and deferred as described in the preceding paragraph is less than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital loss in an amount that is equal to such difference.

Upon the sale of Notes, you would be required to apportion the value of the amount you receive between the Debt Portion and Put Option on the basis of the values thereof on the date of the sale. You would recognize gain or loss with respect to the Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Debt Portion and (ii) your adjusted U.S. federal income tax basis in the Debt Portion (which would generally be equal to the principal amount of the Notes if you are an initial purchaser of the Notes). Except to the extent attributable to accrued but unpaid interest with respect to the Debt Portion, such gain or loss would be long-term capital gain or loss if your holding period is greater than one year. The amount of cash that you receive that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described above) would be treated as short-term capital gain. If the value of the Debt Portion on the date of the sale of the Notes is in excess of the amount you receive upon such sale, you would likely be treated as having made a payment (to the purchaser in the case of a sale) equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

If you are a secondary purchaser of Notes, you would be required to allocate your purchase price for Notes between the Debt Portion and Put Option based on the respective fair market values of each on the date of purchase. If, however, the portion of your purchase price allocated to the Debt Portion is at a discount from, or is in excess of, the principal amount of your Notes, you may be subject to the market discount or amortizable bond premium rules. The rules regarding market discount and bond premium are complex and therefore you are urged to consult your tax advisors regarding these rules. The portion of your purchase price that is allocated to the Put Option would likely be offset for tax purposes against amounts you subsequently receive with respect to the Put Option (including amounts received upon a sale of the Notes that are attributable to the Put Option), thereby reducing the amount of gain or increasing the amount of loss you would recognize with respect to the Put Option. If, however, the portion of your purchase price allocated to the Debt Portion as described above is in excess of your purchase price for the Notes, you would likely be treated for tax purposes as having received a payment for the Put Option (which will be deferred as described in the fourth preceding paragraph) in an amount equal to such excess.

Another possible alternative treatment is that a Note could be treated as a single debt instrument subject to the special tax rules governing contingent payment debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of a Note based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your note. You would recognize gain or loss upon the sale, call or maturity of the Note in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in the Note. In general, your adjusted basis in the Note would be equal to the amount you paid for the Note, increased by the amount of interest you previously accrued (but remained unpaid) with respect to the Note. Any gain you recognize upon the sale, call or maturity of the Note would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to the Note, and thereafter would be capital loss.

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If a Note is treated as a contingent payment debt instrument and you purchase a Note in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Note, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules but rather would be subject to special rules set forth in treasury regulations governing contingent payment debt instruments. Accordingly, if you purchase a Note in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

In 2008, the Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury have been considering whether the holder of such instruments should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. While it is not clear whether the Notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is possible that the Internal Revenue Service could seek to characterize the Notes in a manner that results in tax consequences to you that are different from those described above.

We do not believe that the “constructive ownership transaction” rules of Section 1260 of the Code apply to this offering.

You are urged to consult your tax advisors concerning the significance, and the potential impact, of the above considerations.

Additional Information for U.S. Holders. For the treatment regarding other aspects of interest payments and backup withholding and information reporting considerations please see the discussion under “Material Income Tax Consequences—United States Taxation” in the accompanying Prospectus.

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CERTAIN CANADIAN INCOME TAX CONSEQUENCES

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the Regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a Note pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Note; (c) does not use or hold and is not deemed to use or hold the Note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the Note, and (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of the Issuer’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning Notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying Prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the Notes, interest payable on the Notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Issuer on a Note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of Notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

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SUPPLEMENTAL PLAN OF DISTRIBUTION

Pursuant to the terms of a distribution agreement, CIBCWM will purchase the Notes from the Bank for distribution to other registered broker-dealers or will offer the Notes directly to investors.

Notes sold by CIBCWM to the public will initially be offered at the price to public set forth on the cover page of this pricing supplement. CIBCWM intends to purchase each of the Notes from the Bank at a purchase price equal to the price to public net of a commission of 2.00% of the Principal Amount of such Notes. Any Notes sold by CIBCWM to securities dealers may be sold at an agreed discount to the price to public. If all of the offered Notes are not sold at the price to public, CIBCWM may change the offering price and the other selling terms. In addition to offers and sales at the price to public, CIBCWM may offer the Notes from time to time for sale in one or more transactions at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.

The Bank owns, directly or indirectly, all of the outstanding equity securities of CIBCWM.  In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

The Bank may use this pricing supplement in the initial sale of the Notes.  In addition, CIBCWM or another of the Bank’s affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale.  Unless CIBCWM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying Prospectus Supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

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VALIDITY OF THE NOTES

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada), and subject to any bail-in conversion requirements under the Canada Deposit Insurance Corporation Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated February 27, 2017, which has been filed as Exhibit 5.2 to the Bank’s Registration Statement on Form F-3 filed with the SEC on February 27, 2017.

In the opinion of Mayer Brown LLP, when the Notes have been duly completed in accordance with the indenture and issued and sold as contemplated by the Prospectus Supplement and the Prospectus, the Notes will constitute valid and binding obligations of the Bank, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated February 27, 2017, which has been filed as Exhibit 5.1 to the Bank’s Registration Statement on Form F-3 filed with the SEC on February 27, 2017.

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